Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Robert S. Schneider	Maria F. Slippen
U.S.I. Holdings Corporation	U.S.I. Holdings Corporation
914-749-8502	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

U.S.I. Holdings Corporation Closes Acquisition of Summit Global Partners

BRIARCLIFF MANOR, N.Y., February 3, 2005 – U.S.I. Holdings Corporation (“USI”), (NASDAQ: USIH) today announced the closing of the previously announced acquisition of Dallas, TX headquartered Summit Global Partners (“SGP”). Terms of the transaction were not disclosed.

Established in 1996, SGP is, according to published sources, the 14th largest privately held insurance brokerage firm in the United States. SGP specializes in risk management and employee benefits for middle market companies throughout the U.S. with offices in Texas, Florida, Illinois, California, Tennessee, New Mexico and Michigan. SGP is expected to contribute approximately $66 million of revenues to USI on an annual basis.

David L. Eslick, USI’s Chairman, President and CEO, said, “USI is committed to growth through acquisitions of strong agencies with quality professionals that strengthen our existing geographic footprint and enable us to provide the highest quality service to our clients locally and nationally. The synergies created by the combination of USI and SGP will benefit the clients of both companies through expanded and enhanced product offerings and increased efficiencies. I am pleased to officially welcome Jeff Pan, Jeff Haynes, Jack Wagner and the entire SGP team and look forward to working together to exceed our clients’ expectations.”

Joseph R. Wiedemann, Chairman of Summit Global Partners, said, “ With the completion of this transaction with USI, our goal of offering enhanced insurance and professional services to our clients has been achieved, and we have increased our ability to form strategic relationships. Working as a team, the employees of SGP and USI will leverage their skills and resources to deliver the highest quality products and services to current and potential clients.”

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the acquisition and the expected future business and financial performance of USI resulting from and following the acquisition. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI’s filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 63 offices in 19 states. Additional information about USI may be found at www.usi.biz.